Exhibit 10.20

JWR Retention Incentive Plan—Participant Agreement

To: George Richmond

You have been selected to participate in the Jim Walter Resources Retention Incentive Plan. The Purpose of this plan is to provide you with additional security in the form of a retention bonus and severance should you lose your job with the Company because of sale or shutdown of the business.

  •
  The plan offers you severance of 24 months of base pay and fringes, plus a retention bonus in the amount of 50% of your annual base compensation.

To be eligible for any portion of the plan, you must meet the following requirements:

  •
  You must remain with the Company until you are released by it. Should you resign before being released by the Company, you will not be eligible for these benefits.

  •
  If you are released for poor performance or cause, you will not be eligible for any portion of the plan. Cause is defined as: 1) conviction or guilty plea of a felony involving fraud or dishonesty 2) theft or embezzlement of property from the Company or 3) willful and continued refusal to perform the duties of your position other than failure resulting from physical or mental illness.

  •
  If you are offered another job near the date when you were scheduled for termination, and the Company determines that your departure prior to the originally scheduled leave would not be seriously detrimental, the Company may agree that you will be eligible for the benefits. Such determination would be non-precedent setting and would be considered on an individual basis at the sole discretion of the Company.

In addition to a lump sum retention bonus and severance pay, you are eligible for the following:

  •
  If released, you will be eligible for a pro-rata amount of your then eligible annual bonus, as well as any unpaid bonus for the prior fiscal year.

  •
  Your medical, dental, and life insurance benefits will continue through the severance period at your regular employee contribution rate. Eligibility for COBRA coverage to extend your medical benefits will begin at the conclusion of the severance pay period.

  •
  Your options to purchase Jim Walter stock will be 100% vested when you are released by the Company, and you will have the lesser of three years from the date of your termination or ten years from the date the options were granted to exercise the option.

  •
  If at the time of your termination from service, you are within five years of achieving 80 points under the Pension Plan, you will be vested as though you had achieved 80 points.

  •
  If JWR is sold as a going concern, you will automatically receive 1) your retention bonus (50% of annual base compensation), 2) your unpaid annual bonus from the prior year, if any, and 3) a pro rata portion of the current year bonus if the bonus agreement is not assumed by the acquiring Company. These payments will be made within 30 days following the completion of the sale. You will also receive severance pay if you are not offered a position with the successor Company. The severance pay will be paid in accordance with normal payroll practices for the duration of your severance pay period. If you are offered a position with the successor employer, but are terminated within two years of the date of the sale of the business (other than for cause or poor performance), you will be eligible to receive the stipulated amount of severance pay from the new employer.

  •
  If you are terminated as a result of partial or complete shutdown of the business, you will receive 1) your retention bonus (50% of annual base compensation) 2) your unpaid bonus from the prior year and 3) a pro-rata portion of the current year bonus, all paid at the time of your termination. Your severance pay will be paid in accordance with normal payroll practices for the duration of your severance pay period.

The payment of these benefits is conditioned on your keeping Company confidential information confidential, and your agreement that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during your employment by Jim Walter Resources, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company shall be the sole and exclusive property of the Company. Further, you agree to safeguard and respect the trade secrets and confidential information of the Company, and not to take any actions or make any statements harmful to the Company.

Any questions as to plan eligibility, benefit payment, etc. are to be decided at the complete discretion of the senior management of Walter Industries.

This agreement supercedes any prior agreement or commitment made to you and may not be modified except in writing by the Company. These benefits are in place of, not in addition to, any severance benefits you may have been eligible for under the Company's standard severance policy.

It is agreed and understood that this agreement if and when accepted shall constitute our entire agreement with respect to the subject matter hereof and shall supercede all prior agreements, discussions, understandings (written or oral) relating to your termination of employment with the Company.

This program will remain in effect until December 31, 2005. However, any participants remaining on the payroll of Jim Walter Resources at that date will receive not less than 50% severance bonus. If at that date, the Company intends to sell or close the operation of Jim Walter Resources, the plan will remain in effect. If, at that date, it is the intent of the Company to operate the business on a long-term basis, the Company will then reserve the right to modify or discontinue the program.

Participant:	/s/ GEORGE R. RICHMOND (Print Name)	Date:	September 29, 2000

Signature:	/s/ GEORGE R. RICHMOND

Approved by:	/s/ DONALD N. BOYCE